Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

David Carlson Executive Vice President and Chief Financial Officer LaCrosse Footwear, Inc. 503-262-0110 ext. 1331	Michael Newman Investor Relations StreetConnect, Inc. 800-654-3517 BOOT@stct.com

LACROSSE FOOTWEAR REPORTS THIRD QUARTER RESULTS

Strong Year-Over-Year Sales Growth in Core Work Business;

Continued Expansion in Direct and International Channels

Portland, Ore.—October 20, 2011 — LaCrosse Footwear, Inc. (Nasdaq: BOOT), a leading provider of premium, branded footwear for work and outdoor users, today reported results for the third quarter ended September 24, 2011.

For the third quarter of 2011, LaCrosse reported net sales of $35.3 million, compared to $37.7 million in the third quarter of 2010. For the first three quarters of 2011, net sales were $87.5 million, compared to $98.5 million in the same period of 2010. The Company recently announced a new $15.4 million delivery order for the United States Marine Corps which it anticipates fulfilling during the fourth quarter of 2011 and the first quarter of 2012.

For the third quarter of 2011, net income was $1.7 million or $0.25 per diluted share, up from $1.1 million or $0.17 per diluted share in the third quarter of 2010. Results for the third quarter of 2011 included a net benefit of approximately $0.8 million or $0.07 per diluted share from a legal settlement. For the first three quarters of 2011, net income was $0.8 million or $0.13 per diluted share, compared to $2.9 million or $0.44 per diluted share in the same period of 2010.

Sales to the work market were $16.1 million in the third quarter of 2011, down 14% from the same period of 2010, reflecting a reduction of contract orders from the U.S. military and the Company’s decision in 2010 to discontinue its work apparel products. Excluding its contract military and work apparel sales, the Company’s core work sales in the third quarter of 2011 increased 12% from the same period in 2010. Sales to the outdoor market were $19.2 million in the third quarter of 2011, up 1% from the same period of 2010. The increase in outdoor revenue was primarily driven by sales of hiking and cold weather products.

Gross margins for the third quarter of 2011 were 39.7% of net sales, up from 37.2% in the same period of 2010. The year-over-year increase in gross margins primarily reflects a favorable product mix, increased at-once demand, fewer closeout sales of discontinued work apparel products and more favorable sourcing partnerships in Asia. Excluding the net benefit from the legal settlement, operating expenses in the third quarter of 2011 were comparable to the same period in 2010.

The Company’s inventories were $58.0 million at the end of the third quarter of 2011, up from $34.7 million at the end of the same period in 2010. The year-over-year increase in inventory reflects low inventory levels in the third quarter of 2010 due to supply constraints and a strategic decision in 2011 to enhance the availability of core products in order to address future at-once demand and U.S. military delivery orders. In the fourth quarter, the Company has begun fulfilling the recent contract military order and seasonal at-once demand, and expects its inventory levels to decrease significantly.

“During the third quarter of 2011, we continued to see strong year-over-year sales growth in our core work business, as well as continued expansion of our direct and international channels,” said Joseph P. Schneider, president and CEO of LaCrosse Footwear, Inc. “While our overall performance was impacted by the timing of military orders and a cautious retail spending environment in our wholesale channels, we have continued to maintain solid gross margins and profitability, as we control our operating expenses and gradually increase the flexibility of our operating model with new manufacturing partnerships in Asia.

“As we move into the fourth quarter, we’re beginning to fulfill the largest single military delivery order in our company’s history. While the contract military business remains competitive and unpredictable, we’ve established LaCrosse as a trusted partner to various branches of the U.S. military that can fulfill their time-sensitive needs for high-performance, all-terrain, all-weather boots.

“Despite consumer uncertainty in the retail spending environment, we continue to deepen our wholesale channel relationships, both in the U.S. and internationally, and we’re very encouraged by the customer response to our wide range of innovative new products for Spring 2012. LaCrosse remains well-positioned to capture market share over the long term.”

Based on the Company’s financial outlook, the Board of Directors today announced the approval of a quarterly dividend of $0.125 per share of common stock. The fourth quarter dividend will be paid on December 18, 2011 to shareholders of record as of the close of business on November 22, 2011. The Board of Directors, while not declaring future dividends to be paid, has established a quarterly dividend policy reflecting its intent to declare and pay a quarterly dividend of $0.125 per share of common stock.

Third Quarter 2011 Conference Call

LaCrosse will host a conference call to discuss its financial results today, October 20, 2011 at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call and accompanying slideshow presentation will be available at www.lacrossefootwearinc.com under “Investor Events” or by calling 800-941-0844 or +1 480-629-9835. A 48-hour replay will be available by calling 800-406-7325 or +1 303-590-3030 (Access Code: 4476294).

About LaCrosse Footwear, Inc.

LaCrosse Footwear, Inc. is a leading developer and marketer of branded, premium and innovative footwear for work and outdoor users. The Company’s trusted Danner® and LaCrosse® brands are sold to a network of specialty retailers and distributors in the United States, Canada, Europe and Asia. Work consumers include people in law enforcement, transportation, mining, oil and gas exploration and extraction, construction, Government services and other occupations that require high-performance and protective footwear as a critical tool for the job. Outdoor consumers include people active in hunting, outdoor cross-training, hiking and other outdoor recreational activities. For more information about LaCrosse Footwear products, please visit our Internet websites at www.lacrossefootwear.com and www.danner.com. For additional investor information, see our corporate website at www.lacrossefootwearinc.com.

Forward-Looking Statements

All statements, other than statements of historical facts, included in this release, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “plan,” “expect,” “aim,” “believe,” “project,” “target,” “anticipate,” “intend,” “estimate,” “will,” “should,” “could” and other terms of similar meaning, typically identify such forward-looking statements. Forward- looking statements include without limitation, statements regarding the anticipated success of new products, our ability to continue to innovate new products, our ability to capture market share in the future, our expectations concerning future demand for our products, our ability to fulfill orders within specified timeframes, and the Board of Directors’ intent to declare and pay dividends in future periods. The Company assumes no obligation to update or revise any forward-looking statements to reflect the occurrence or non-occurrence of future events or circumstances.

The forward-looking statements included in this release are based on certain assumptions and expectations of future events and trends that are subject to risks and uncertainties. Risk factors and other uncertainties which may adversely impact the outcome of such forward-looking statements include the potential impact on our financial position and results of operations of the risk factors set forth in our 2010 Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q for 2011.

LaCrosse Footwear, Inc.

Condensed Consolidated Statements of Operations

(Amounts in thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Three Quarters Ended
	September 24, 2011	September 25, 2010	September 24, 2011	September 25, 2010
Net sales	$35,250	$37,682	$87,494	$98,462
Cost of goods sold	21,258	23,666	52,655	59,815

Gross profit	13,992	14,016	34,839	38,647
Operating expenses	11,043	11,962	33,030	33,667

Operating income	2,949	2,054	1,809	4,980
Non-operating expense, net	(195)	(51)	(433)	(106)

Income before income taxes	2,754	2,003	1,376	4,874
Income tax provision	1,084	857	541	1,965

Net income	$1,670	$1,146	$835	$2,909

Net income per common share:
Basic	$0.26	$0.18	$0.13	$0.45
Diluted	$0.25	$0.17	$0.13	$0.44
Weighted average number of common shares outstanding:
Basic	6,503	6,453	6,497	6,419
Diluted	6,624	6,598	6,648	6,584
Supplemental Product Line Information
Work Market Sales	$16,055	$18,651	$49,747	$63,604
Outdoor Market Sales	19,195	19,031	37,747	34,858

	$35,250	$37,682	$87,494	$98,462

LaCrosse Footwear, Inc.

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	September 24, 2011	December 31, 2010	September 25, 2010
Assets:
Current Assets:
Cash and cash equivalents	$506	$4,274	$3,618
Trade and other accounts receivable, net	24,860	22,834	26,694
Inventories, net	57,970	40,071	34,678
Prepaid expenses and other	789	1,321	1,063
Deferred tax assets	1,813	1,614	1,364

Total current assets	85,938	70,114	67,417

Property and equipment, net	15,802	16,154	15,607
Goodwill	10,753	10,753	10,753
Other assets	229	249	256

Total assets	$112,722	$97,270	$94,033

Liabilities and Shareholders' Equity:
Current Liabilities:
Short-term borrowings	$25,689	$—	$—
Accounts payable	10,688	16,477	19,472
Accrued compensation	1,621	4,261	2,897
Other accruals	2,347	3,356	2,213

Total current liabilities	40,345	24,094	24,582

Long-term debt	174	263	300
Deferred revenue	531	566	588
Deferred lease obligations	868	782	750
Compensation and benefits	3,731	4,385	4,119
Deferred tax liabilities	3,136	2,732	2,360

Total liabilities	48,785	32,822	32,699

Total shareholders' equity	63,937	64,448	61,334

Total liabilities and shareholders' equity	$112,722	$97,270	$94,033

LaCrosse Footwear, Inc.

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

(Unaudited)

	Three Quarters Ended
	September 24, 2011	September 25, 2010
Cash flows from operating activities:
Net income	$835	$2,909
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	2,720	2,205
Stock-based compensation expense	547	455
Deferred income taxes	205	165
Loss on disposal of property and equipment	102	7
Changes in operating assets and liabilities:
Trade and other accounts receivable	(2,054)	(4,621)
Inventories	(17,927)	(7,743)
Accounts payable	(5,634)	9,764
Accrued expenses and other	(3,628)	(2,297)

Net cash provided by (used in) operating activities	(24,834)	844

Cash flows from investing activities:
Purchases of property and equipment	(2,717)	(7,773)
Proceeds from sale of property and equipment	2	1

Net cash used in investing activities	(2,715)	(7,772)

Cash flows from financing activities:
Net proceeds from short-term borrowings	25,689	—
Net proceeds from long-term debt	—	300
Cash dividends paid	(2,438)	(8,813)
Purchase of treasury stock	—	(59)
Proceeds from exercise of stock options	499	1,393

Net cash provided by (used in) financing activities	23,750	(7,179)

Effect of foreign currency exchange rate changes on cash and cash equivalents	31	(14)

Net decrease in cash and cash equivalents	(3,768)	(14,121)
Cash and cash equivalents:
Beginning of period	4,274	17,739

End of period	$506	$3,618

END OF FILING